Exhibit 3.141

ARTICLES OF INCORPORATION

OF

HEALTHSOUTH Specialty Hospital, Inc.

I, the undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE ONE

The name of the corporation is HEALTHSOUTH Specialty Hospital, Inc.

ARTICLE TWO

The period of duration is perpetual.

ARTICLE THREE

The purposes for which the corporation is organized are:

(a) To engage in the business of purchasing, selling, leasing, trading and otherwise dealing in and with medical equipment, apparatus and supplies of all kinds, motor vehicles and all other machinery and devices, conveniences and supplies for use in connection with the operation of ambulatory healthcare facilities, in the home, in business or otherwise;

(b) To finance, acquire, construct, own, lease, operate and improve medical clinics, hospitals, clinical and other appurtenant facilities;

(c) provide medical and related training for doctors, nurses, aids and other in medical and medically-related fields; and

(d) To engage in the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue is 1,000, par value $.01 per share. The designation of each class, the number of shares of each class, and the par value of the shares of each class are as follows:

Number of Share	Class	Par Value Per Shares
1,000	Common	$.01

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of the shares of Common Stock consideration of the value of $1,000.00, consisting of money, labor done or property actually received.

ARTICLE SIX

The street address of its initial registered office is c/o C T CORPORATION SYSTEM, 350 N. St. Paul Street, Dallas, Texas 75201, and the name of its initial registered agent at such address is C T CORPORATION SYSTEM.

ARTICLE SEVEN

The number of directors constituting the initial board of directors is four, and the name and address of each person who is to serve as director until the first annual meeting of the shareholders or until a successor is elected and qualified are:

NAME	ADDRESS
Richard M. Scrushy	Two Perimeter Park South
Birmingham, Alabama 35243

Aaron Beam, Jr.	Two Perimeter Park South
Birmingham, Alabama 35243

Anthony J. Tanner	Two Perimeter Park South
Birmingham, Alabama 35243

ARTICLE EIGHT

The name and address of the incorporator is:

William W. Horton

Haskell Slaughter Young & Johnston

Professional Association

1200 AmSouth/Harbert Plaza

1901 Sixth Avenue North

Birmingham, Alabama 35203

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 18th day of March, 1994.

/s/ William W. Horton